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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
              Section 12(g) of the Securities Exchange Act of 1934
                      or Suspension of Duty to File Reports
                        Under Section 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                               Software.com, Inc.
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             (Exact name of registrant as specified in its charter)


   Delaware                     000-26379                     77-0392373
   --------                     ---------                    -----------
State or other                 (Commission                 (I.R.S. Employer
jurisdiction of                File Number)             Identification Number)
incorporation)

                              525 Anacapa Street
                            Santa Barbara, CA 93101
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                   (Address of principal executive offices)

                                (805) 882-2470
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             (Registrant's telephone number, including area code)

                        Common Stock, $0.001 par value
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           (Title of each class of securities covered by this Form)

                                     None
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          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]        Rule 12h-3(b)(1)(ii)   [_]
     Rule 12g-4(a)(1)(ii)  [_]        Rule 12h-3(b)(2)(1)    [_]
     Rule 12g-4(a)(2)(i)   [_]        Rule 12h-3(b)(2)(ii)   [_]
     Rule 12g-4(a)(2)(ii)  [_]        Rule 15d-6             [_]
     Rule 12h-3(b)(1)(i)   [X]

     Approximate number of holders of record as of the certification or notice date: 1.
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Software.com has caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                           SOFTWARE.COM, INC.



Date: November 17, 2000    By: /s/ Craig A. Shelburne
                               -------------------------------------------------
                                   Name: Craig A. Shelburne
                                   Title: Senior Vice President, General Counsel